UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2018
 '

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.    Regulation FD Disclosure
On October 26, 2018, Griffin Capital Essential Asset REIT, Inc. (the "Registrant") sent a letter to financial advisors to provide information regarding the establishment of the Registrant's estimated value per share as described below in Item 8.01. A copy of the letter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Determination of Estimated Value Per Share
On October 24, 2018, the Registrant's board of directors (the "Board"), at the recommendation of the Nominating and Corporate Governance Committee of the Board (the "Committee"), which Committee is comprised solely of independent directors, approved an estimated value per share of the Registrant's common stock of $10.05 based on the estimated value of the Registrant's assets less the estimated value of the Registrant's liabilities, or net asset value, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of June 30, 2018 (the Registrant's most recently reported period). The Registrant is providing this estimated value per share to assist broker dealers in connection with their obligations under applicable Financial Industry Regulatory Authority, Inc. ("FINRA") rules with respect to customer account statements. This valuation was performed in accordance with the methodology provided in Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives ("IPA") in April 2013 ("IPA Valuation Guidelines"), in addition to guidance from the SEC. The Registrant believes that there were no material changes between June 30, 2018 and the date of this filing that would impact the estimated value per share.
The Committee, pursuant to the authority delegated by the Board, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Registrant's estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was determined after consultation with Griffin Capital Essential Asset Advisor, LLC, the Registrant's advisor (the "Advisor") and Robert A. Stanger & Co, Inc. ("Stanger"), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the "Stanger Appraisal Report"), summarizing key inputs and assumptions, on 82 (the "Stanger Appraised Properties") of the 88 real estate assets in the Registrant's portfolio (including an ownership interest in a joint venture which owns a data center facility in Ashburn, Virginia), as of June 30, 2018. Stanger also prepared a net asset value report (the "NAV Report"), which estimates the net asset value per share of the Registrant's common stock as of June 30, 2018. The NAV Report relied upon: (i) the Stanger Appraisal Report for the Stanger Appraised Properties; (ii) appraisal reports prepared by third parties other than Stanger (the “Acquisition Appraisal Reports”) on two real properties (the “Recent Acquisition Appraised Properties” and together with the Stanger Appraised Properties, the "Appraised Properties") with valuation dates ranging from February 28, 2018 to March 19, 2018; (iii) the pending disposition price for three properties pursuant to purchase and sale agreements or term sheets; (iv) the Registrant's initial contribution amount for the Heritage Commons X unconsolidated entity; (v) Stanger's estimated value of the Registrant's secured mortgage loans; (vi) Stanger's value opinion with respect to the Registrant's unconsolidated entity interests; (vii) Stanger's estimate of the Advisor's subordinated share of net proceeds due upon liquidation of the Registrant's portfolio; and (viii) the Advisor's estimate of the value of the Registrant's other assets and liabilities including the unsecured credit facility, to calculate an estimated net asset value per share of the Registrant's common stock.
Upon the Board's receipt and review of the Stanger Appraisal Report, the Acquisition Appraisal Reports and the NAV Report (the "Reports"), the recommendation of the Committee, and the recommendation of the Advisor, the Board approved $10.05 as the estimated value of the Registrant's common stock as of June 30, 2018, which determination is ultimately and solely the responsibility of the Board.

The table below sets forth the calculation of the Registrant's estimated value per share as of June 30, 2018 and June 30, 2017. Certain amounts are reflected net of non-controlling interests, as applicable.
Estimated Value Per Share
(Dollars in Thousands, Except Share and Per Share Data)

	Estimated Value Per Share as of June 30, 2018		Estimated Value Per Share as of June 30, 2017(1)
	Gross	Per Share	Gross	Per Share
ASSETS:
Rental Properties, net	$3,118,875	$18.00	$3,199,440	$17.58
Cash and Cash Equivalents	36,245	0.21	53,935	0.30
Restricted Cash	18,202	0.10	14,830	0.08
Investment in Unconsolidated Entities	75,604	0.44	76,601	0.42
Other Assets	21,949	0.13	12,645	0.07
Total Assets	3,270,875	18.88	3,357,451	18.45
LIABILITIES:
Mortgage Payable	(634,715)	(3.66)	(320,551)	(1.76)
Term Loan	(715,000)	(4.13)	(715,000)	(3.93)
Revolver Loan	(106,253)	(0.61)	(420,409)	(2.31)
Total Debt	(1,455,968)	(8.40)	(1,455,960)	(8.00)
Restricted Reserves	(2,128)	(0.01)	(2,059)	(0.01)
Interest Rate Swap Liability	—	—	(542)	—
Due to Affiliates	(4,732)	(0.03)	(3,664)	(0.02)
Distributions Payable	(6,205)	(0.04)	(6,249)	(0.04)
Accounts payable and Other Liabilities	(60,553)	(0.35)	(60,937)	(0.34)
Total Liabilities	(1,529,586)	(8.83)	(1,529,411)	(8.41)

Stockholders' Equity	1,741,289	10.05	1,828,040	10.04
Less: Promote	(812)	—	(241)	—
Stockholders' Equity, Net of Promote	$1,740,477	$10.05	$1,827,799	$10.04

Fully Diluted Shares Outstanding		173,259,543(2)		182,019,476(3)

(1)
For more information related to the June 30, 2017 estimated value per share and the assumptions and methodologies used, see the Registrant's Current Report on Form 8-K filed with the SEC on October 27, 2017.

(2)	Approximate number of shares outstanding on a fully diluted basis as of June 30, 2018.
(3)	Approximate number of shares outstanding on a fully diluted basis as of June 30, 2017.
Methodology and Key Assumptions
In determining an estimated value per share, the Board considered the Reports provided by Stanger and information provided by the Advisor. The Registrant's goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Board deems to be appropriate valuation methodologies and assumptions.
FINRA's current rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Registrant's shares will fluctuate over time in response to developments related to individual assets in the Registrant's portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share is not audited and does not represent the fair value of the Registrant's assets less its liabilities according to U.S. generally accepted accounting principles ("GAAP"), nor does it represent a liquidation value of the

Registrant's assets and liabilities or the amount the Registrant's shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Registrant is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale.
Independent Valuation Firm
Stanger was selected by the Committee to appraise the 82 Stanger Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Registrant or the Advisor. While the Registrant and other entities managed or sponsored by affiliates of the Advisor have engaged or may engage Stanger in the future for services of various kinds, the Registrant believes that there are no material conflicts of interest with respect to its engagement of Stanger. The compensation the Registrant pays to Stanger is based on the scope of work and not on the appraised values of the Registrant's real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the Reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Registrant's common stock in connection with possible purchases thereof or the acquisition of all or any part of the Registrant.
Stanger collected reasonably available material information that it deemed relevant in appraising the Registrant's real estate properties. Stanger relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.
 In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Registrant or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Registrant's management, the Board, and/or the Advisor. Stanger relied on the Registrant to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond its control and the Registrant's control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Registrant has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger's analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Stanger's analyses and conclusions. Stanger's Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Registrant's real estate properties may actually be sold could differ from Stanger's analyses.
Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Registrant in connection with public securities offerings, private placements, business combinations, and similar transactions. The Registrant does not believe that there are any material conflicts of interest between

Stanger, on the one hand, and the Registrant, the Advisor, and their affiliates, on the other hand. The Committee engaged Stanger to deliver their Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Registrant has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger was previously engaged by the Registrant to prepare appraisal reports and net asset value reports in connection with the June 30, 2016 and the June 30, 2017 net asset value calculations. In the two years prior to the date of this filing, Stanger has also been engaged by the Committee of the Registrant to undertake a review of strategic alternatives. Stanger has received usual and customary fees in connection with those services. Stanger may from time to time in the future perform other services for the Registrant, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Stanger Appraisal Report.
Although Stanger considered any comments received from the Registrant or the Advisor relating to their Reports, the final appraised values of the Registrant's real estate properties were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated value per share of the Registrant's common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated value per share of the Registrant's common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Registrant's common stock.
The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analyses, opinions, and conclusions set forth in such Reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective Reports.
Real Estate Valuation
As described above, the Registrant engaged Stanger to provide an appraisal of the Stanger Appraised Properties in the Registrant's portfolio (including an ownership interest in a joint venture which owns a data center facility in Ashburn, Virginia), as of June 30, 2018. In preparing the Appraisal Report, Stanger, among other things:

•	performed a site visit of each Appraised Property in the context of this assignment or prior assignments;

•
interviewed the Registrant's officers or the Advisor's personnel to obtain information relating to the physical condition of each Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties;

•	reviewed lease agreements for those properties subject to a long-term lease and discussed with the Registrant or Advisor certain lease provisions and factors on each property; and

•
reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer's criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

Stanger employed the income approach to estimate the value of the Stanger Appraised Properties, which involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a discounted cash flow analysis was used to determine the value of the Registrant's interest in the portfolio, by valuing the subject interest in each Stanger Appraised Property in the portfolio based upon the leases that encumber such property. The indicated value by the discounted cash flow approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property during the subject lease term and the proceeds from the ultimate sale of the property.
Stanger prepared the Stanger Appraisal Report, summarizing key inputs and assumptions, for each of the Appraised Properties it appraised using financial information provided by the Registrant and the Advisor. From such review, Stanger selected the appropriate cash flow discount rate, residual discount rate, and terminal capitalization rate. As for those properties consolidated on the Registrant's financials, and for which the Registrant does not own 100% of the ownership interest, the property value was adjusted to reflect the Registrant's ownership interest in such property after consideration of the distribution priorities associated with such property.
In the NAV Report, (i) the Recent Acquisition Appraised Properties were included in the net asset value analysis at the appraised value in the Acquisition Appraisal Reports which were prepared by a third party other than

Stanger, (ii) the Lynwood Land - Lot 7, 333 East Lake and Quad Graphics properties were included at their respective pending disposition prices pursuant to purchase and sale agreements or term sheets, net of the Advisor’s estimated closing costs, and (iii) the Heritage Commons X unconsolidated entity was included at the Registrant's initial contribution amount.
As of June 30, 2018, the Registrant owned 88 real estate assets (including an ownership interest in a joint venture which owns a data center facility in Ashburn, Virginia and an interest in a joint venture which owns an office building under development in Fort Worth, Texas). The total acquisition cost of these assets at the Registrant's respective ownership interest was approximately $3.2 billion, excluding acquisition fees and expenses. In addition, through June 30, 2018 the Registrant had invested $88.4 million in capital improvements on these real estate assets since inception. As of June 30, 2018, the total value of the Appraised Properties at the Registrant's respective ownership interest, as provided by Stanger and the pending disposition price on the Lynwood Land - Lot 7, 333 East Lake and Quad Graphics properties was approximately $3.3 billion. This represents an approximately 0.42% increase in the total value of the real estate assets over the aggregate basis. The following summarizes the key assumptions that were used in the discounted cash flow models used to arrive at the appraised value of the Appraised Properties:

				Weighted Average(1)
		Range
Terminal Capitalization Rate	5.25%		8.25%	6.95%
Cash Flow Discount Rate	5.00%		9.75%	7.15%
Residual Discount Rate	6.25%		9.00%	7.58%
Income and Expense Growth		3.00%		3.00%

(1)	Weighted by concluded property value.
While the Registrant believes that Stanger's assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Appraised Properties and thus, the estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

	Increase (Decrease) Estimated Value Per Share due to:
	Increase 25 Basis Points	Decrease 25 Basis Points	Increase 5.0%	Decrease 5.0%

Terminal Capitalization Rate	$9.68	$10.42	$9.54	$10.57
Cash Flow Discount Rate	$9.96	$10.14	$9.91	$10.18
Residual Discount Rate	$9.79	$10.30	$9.65	$10.44
Loans
Values for secured mortgage loans (the "Loans") were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates for the loans ranged from 4.25% to 7.05%.
As of June 30, 2018, Stanger's estimate of fair value of the Registrant's consolidated Loans and ownership interest in unconsolidated Loans was $634.7 million and $80.1 million, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 4.59%.
While the Registrant believes that Stanger's assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the estimated value of the Registrant's loans and thus, the estimated value per share. The table below illustrates the impact on the estimated value per share if the market interest rate were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Value Per Share due to:
Increase 25 Basis Points	Decrease 25 Basis Points	Increase 5.0%	Decrease 5.0%

$10.11	$9.98	$10.10	$9.99
Unconsolidated Entity
In those situations where the Registrant's assets and liabilities are held in unconsolidated entities, Stanger valued those interests by:

•	utilizing the value of the properties that are owned by the unconsolidated entities based upon its appraisal;

•	adding the other tangible assets held by the unconsolidated entities;

•
deducting the tangible liabilities of the unconsolidated entities, including any mortgage debt encumbering the unconsolidated entities properties after considering mark-to-market adjustments on such mortgage debt based on the debt information provided by the Registrant; and

•
taking the resulting unconsolidated entities equity from the above steps and processing such equity through the unconsolidated entities agreement as it pertains to capital distribution allocations, to determine the amount of equity attributable to the Registrant.

Other Assets and Liabilities
To derive the estimated value per share of the Registrant, Stanger added the other tangible assets and liabilities, including the unsecured credit facility, of the Registrant from the Registrant's June 30, 2018 balance sheet, to its estimated value of the real estate assets, mortgage loans, and the unconsolidated entity.
The carrying value of a majority of the Registrant's other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Registrant's shares will fluctuate over time in response to developments related to individual assets in the Registrant's portfolio and the management of those assets and in response to the real estate and finance markets.
Advisor Promote
The estimated value per share was calculated net of the Advisor's subordinated share of net proceeds in the event of a liquidation of the portfolio, which the Registrant advised Stanger was equal to:

•	5% if stockholders are paid return of capital plus between 6% and 8% annual cumulative, non-compounded return;

•	10% if stockholders are paid return of capital plus between 8% and 10% annual cumulative, non-compounded return; and

•	15% if stockholders are paid return of capital plus a 10% or more annual cumulative, non-compounded return.
Limitations of Estimated Value Per Share
The various factors considered by the Board in determining the estimated value per share were based on a number of assumptions and estimates that may not be accurate or complete. As mentioned above, the Registrant is providing this estimated value per share to assist broker-dealers that participated in the Registrant's public offerings in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Registrant's assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Registrant's estimated value per share upon liquidation of the Registrant's assets and settlement of its liabilities or a sale of the Registrant;

•	the Registrant's shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Registrant's estimated value per share; or

•	the methodology used to estimate the Registrant's estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
     Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Registrant's share redemption program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Registrant.
In addition, the estimated value per share is based on the estimated value of the Registrant's assets less the estimated value of the Registrant's liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2018. The estimated value per share was based upon 173,259,543 shares of equity interest outstanding as of June 30, 2018, which was comprised of (i) 166,468,160 outstanding shares of the Registrant's common stock, plus (ii) 6,783,383 outstanding units of limited partnership interest in Griffin Capital Essential Asset Operating Partnership, L.P., the Registrant's operating partnership, which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 8,000 shares of unvested restricted common stock issued to the Registrant's independent directors which shares vest ratably over time.
In addition, the estimated value per share considered by the Board on October 24, 2018 does not reflect the actual or estimated portfolio liquidation value range or potential "enterprise value" range of the Registrant or its real estate portfolio. For example, it does not include a premium for:

•
the large size of the Registrant's portfolio, as buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately, commonly referred to as a "portfolio premium" or "aggregation premium";

•
the potential increase in the Registrant's share value if it were to list its shares on a national securities exchange reflecting potential premiums to net asset values and earnings multiples typically applied to valuing publicly-listed companies; or

•
the potential value per share the Registrant may achieve if it were to merge with or be acquired by a publicly-listed real estate investment trust or other real estate company, resulting from potential premiums to net asset values and earnings multiples typically applied to valuing companies in such transactions.

Further, the value of the Registrant's shares will fluctuate over time in response to developments related to individual assets in the Registrant's portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Registrant is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Registrant currently expects to utilize an independent valuation firm to update the estimated value per share in the second half of 2019, in accordance with IPA Valuation Guidelines, but is not required to update the estimated value per share more frequently than every 18 months.
As previously announced, the Registrant's Distribution Reinvestment Plan ("DRP") was amended and restated effective October 24, 2016 to provide that the purchase price for shares issued pursuant to the DRP shall be equal to the most recently published estimated net asset value. Accordingly, the purchase price under the DRP is now $10.05 and will be effective with the distribution payment to stockholders to be paid in the month of November 2018.
Forward-Looking Statements
Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements include, but are not limited to, statements related to the Registrant's expectations regarding the performance of its business and the estimated value per share of the Registrant's common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Registrant, in preparing its valuation materials. Therefore, neither such statements nor Stanger's valuation materials are intended to, nor shall they, serve as a guarantee of the Registrant's performance in future periods. You can identify these forward-looking statements by the use of words such as "believes," "expects," "will," "should," "projects," "intends," "estimates," or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled "Risk Factors" in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Registrant's subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Registrant's other filings with the SEC. The Registrant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws and regulations. Actual events may cause the value and returns on the Registrant's investments to be less than that used for purposes of the Registrant's estimated value per share.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits.
99.1	Letter to Financial Advisors dated October 26, 2018

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: October 26, 2018	By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer